Exhibit 10.C.02

Agreement

This agreement (“Agreement”), effective September 1, 2006, (“Effective Date”), sets forth the basic terms and conditions between, EuroMedia Holdings Corp. (“Eurocinema” or “Licensor”), 1395 Brickell Avenue, Suite 800, Miami, Florida 33131 and Tangerine Global, LLC. (“Tangerine” or “Licensee”), with offices at 13160 Mindanao Way (Suite 217), Marina Del Rey, California 90292 (together “the Parties”) that will form the basis for a more detailed agreement.

EuroMedia Holdings Corp. is a Florida-based company focused on distributing International feature films and other programming content to various content distribution platforms.

Tangerine is delivering via Video on Demand (VOD) HD and Standard definition TV programming content and technology services to commercial hotels globally, utilizing unique delivery solutions and by maintaining secure content delivery leading edge entertainment experience.

The Parties wish to enter into a non-exclusive licensing agreement for Tangerine to supply services to guests at luxury hotels and other mixed media locations.

The Parties agree to endeavor to complete a definitive agreement based on the following terms:

Overview:	The Agreement represents a master agreement for the distribution of Eurocinema content for luxury Tangerine hotel properties.

Rollout:	To be launched commercially in hotels beginning Q4 2006.

Term:	Five (5) year non-exclusive agreement.

VOD Film Term:
Tangerine may extend the VOD availability period for each Eurocinema feature film as outlined in TVN’s content schedule (see “Delivery”). Eurocinema will advise Tangerine of each title’s VOD availability period and the end dates for each individual EuroCinema title.

Content:
Eurocinema’s monthly selection of international films in original language with English sub-titles. Once HD formatted films are available, Eurocinema will advise Tangerine of HD films distributed by Eurocinema, and these films will fall under this same agreement, if EuroCinema and Tangerine mutually select them.

Mode of Sale:	Content shall be made available to guest rooms in hotels on a video-on-demand (VOD) basis.

Revenue Split:	40% Eurocinema 60% Tangerine Global
Based on the actual gross revenue received by Tangerine and after the hotel’s VOD revenue is taken per title.

Reporting:
Tangerine Global will provide Eurocinema with monthly buy reports from each hotel that offers Eurocinema content on a video on demand basis, thirty days following each calendar month in which a transaction occurred.

Content Delivery:	Tangerine is an affiliate of TVN’s satellite delivered transport service and shall receive Eurocinema’s monthly pre-encoded film content per TVN’s content pitch schedule

Territory:
Currently, countries including the U.S., Canada, Mexico, the Caribbean, Hong Kong, Japan, the U.K. and Central Latin America. However, Eurocinema will make best efforts to obtain worldwide rights for hotels and other mixed media venues that Tangerine may service in other parts of Asia, Europe, Australia and the Middle East. Eurocinema will notify Tangerine once these rights are obtained.

Marketing:	Eurocinema will provide promotional print (photos) materials, video promos and content synopsis information to be used for the on-screen guide and promotion channel.

Confidentiality:	This Agreement and all information exchanged between the Parties will be kept confidential.

Applicable Law:	This Agreement is governed by and shall be construed in all respects in accordance with the laws of California. The Parties shall submit to the non-exclusive jurisdiction of the courts of California.

The parties in counterparts may sign this Agreement.

EUROMEDIA HOLDINGS, CORP.	TANGERINE GLOBAL, LLC

By:	By:
Name: Sebastien Perioche Title: Chairman & CEO	Name: Vernon Smith Title: President